Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Registration Statement on Form S-1 of Ipsidy, Inc. and Subsidiaries (d/b/a authID.ai) (the “Company”) of our report dated March 8, 2021 related to the consolidated financial statements of the Company as of and for the years ended December 31, 2020 and 2019 which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and to the reference to us under the heading “Experts” in this Registration Statement.

Tampa, Florida

June 25, 2021

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